UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2018

CBRE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32205	94-3391143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South Hope Street 25th Floor Los Angeles, California		90071
(Address of Principal Executive Offices)		(Zip Code)

(213) 613-3333

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This Current Report on Form 8-K is filed by CBRE Group, Inc., a Delaware corporation (the “Company”, “we” or “us”), in connection with the matters described herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2018, the Company and Calvin W. Frese, Jr., who had been serving as our Global Group President, agreed that Mr. Frese would step down from that role on August 17, 2018 and retire on December 31, 2019 (the “Retirement Date”). The Company and Mr. Frese entered into an Employment and Transition Agreement (the “Agreement”) pursuant to which Mr. Frese agreed to remain an employee of the Company in a non-executive capacity through the Retirement Date.

Pursuant to the Agreement, the Company will make payments to Mr. Frese totaling $2 million ($500,000 per quarter) in 2019 and $10 million ($2,500,000 per quarter) in 2020, subject to certain restrictions described below. Had Mr. Frese elected to retire at the date of his retirement eligibility (February 2019), he would have been able to retain unvested equity awards with an estimated value of approximately $9.1 million (based on internal assumptions and a $47 Company share price). Under the Agreement, Mr. Frese is forfeiting these equity awards. Further, Mr. Frese has agreed to provide transitional services related to a reorganization of our operations, and advisory services to our executive leadership team through the Retirement Date. Under the Agreement, Mr. Frese will also be subject to additional and mandatory non-competition and non-solicitation covenants which will expire on December 31, 2020 (described below).

The Agreement provides that so long as Mr. Frese remains employed with us, he will be paid his base salary of $700,000 per year and remains eligible to earn an annual discretionary bonus award for 2018 under our Executive Bonus Plan. Mr. Frese will forfeit all other rights to receive any other compensation for the remainder of his employment, including a 2019 bonus and a 2019 annual equity grant. If Mr. Frese’s employment is terminated prior to the Retirement Date due to his death or permanent disability or by the Company without Cause (defined as Mr. Frese’s breach of the Restrictive Covenants Agreement described below), then Mr. Frese (or his estate) will remain eligible to receive his 2018 bonus and be paid his base salary as if he had continued to be employed through the Retirement Date, subject (other than the case of his death) to his continued compliance with all applicable restrictive covenants and his execution of an additional release of claims in favor of the Company following the date of his termination.

The Agreement further provides that, in return for the consideration described herein, Mr. Frese will (i) no longer be eligible to participate in the Company’s Change in Control and Severance Plan for Senior Management and (ii) forfeit all of his outstanding unvested equity awards on the effective date of the Agreement.

The Agreement also amends the Restrictive Covenants Agreement that Mr. Frese entered into with the Company on December 1, 2017 to provide that: (x) the non-competition and non-solicitation covenants contained therein will apply following the termination of his employment for any reason other than due to his death, (y) the period during which such covenants apply starts on the effective date of the Agreement and ends on December 31, 2020, and (z) the definition of a competing business contained therein will include, in addition to the companies enumerated therein, any other company that competes with any line of business of the Company or its affiliates. If Mr. Frese breaches any restrictive covenants to which he is subject, the Company has no further obligation to pay any amounts or provide any benefits under the Agreement and Mr. Frese must repay to the Company all previously paid quarterly payments and, to the extent paid following his termination of employment, any base salary payments (other than accrued base salary due at the time of his termination).

Pursuant to the Agreement, the Company will pay to Mr. Frese the aforementioned quarterly payments unless he is terminated for Cause or resigns prior to the Retirement Date, subject to his continued compliance with all applicable restrictive covenants.

If Mr. Frese’s employment terminates on the Retirement Date or is terminated prior to the Retirement Date due to his death or permanent disability or by the Company without Cause, Mr. Frese and his eligible dependents may continue coverage in the Company’s health plans at active employee rates through the earlier of the date on which Mr. Frese becomes eligible for coverage under Medicare or the date on which he becomes eligible for coverage under the health plans of a subsequent employer.

The Agreement will become effective on August 25, 2018 so long as it has not been revoked by Mr. Frese prior to such date.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2018	CBRE GROUP, INC.

	By:	/s/ DARA A. BAZZANO
Dara A. Bazzano
Senior Vice President, Global Finance and Chief Accounting Officer